LEASE AGREEMENT

This agreement, made and entered into this 1" day of June, 2000, by and between Norbert J. Lima and Dina T. Lima, hereinafter referred to as Lessor, and Prime Companies, Inc., having principal offices at 409 Center St., Yuba City, CA 95991, hereinafter referred to as Less.

WITNESSETH, that the said Lessor does by these presents lease and demise unto said Lessee the following described property being situated in the City of Yuba City in the County of Suffer, and the State of California:

DESCRIPTION OF THE PREMISES: Lessor leases to Lessee and Lessee leases from Lessor a certain portion, equating to approximately 2240 square feet, of the building located at 409 Center Street, in the City of Yuba City, County of Suffer, State of California.

Terms: Lessor leases to the tenants the described real property for the term of three (3) years from the 1st day of June, 2000 to the 31st day of May, 2003.

Rental: Lessee agrees to pay rent for the premises as follows:


(A) Rent payments in the amount of One Thousand Six Hundred Eighty Dollars ($1680.00) will be due the first of each month for the duration of the lease.

Conditions and Covenants:

1. That Lessee will pay said rents in manner and form hereinbefore specified and will quietly deliver said premises on the day of the expiration of this lease, and in as good condition as the same were in when received, except for reasonable wear and tear.

2. That said promises shall be used for general office space in connection with telecommunications.

3. Utility Charges: Lessee agrees to pay a prorate amount for Power and Gas. Lessee agrees to pay for 100 per cent of telephone service. Lessor agrees to provide water and garbage service. Less agrees to pay a prorate share of the real property taxes assessed to land and buildings situated at 409 Center Street, Yuba City, CA. Prorate amounts will be based on 2240 square feet occupied by Prime Companies, Inc.

4. Destruction: If, during the term, the premises are totally or partially destroyed from any cause, rendering the premises totally or partially inaccessible or unusable, Lessor shall restore the premises to substantially the same condition they were in immediately before destruction If the restoration can be made under the existing laws and can be completed within ninety (90) working days after the date of destruction. Such destruction shall not terminate this Lease.

     If the restoration cannot be made in the time stated in the Destruction paragraph, then within fifteen (15) days after the parties determine that the restoration cannot be made within the time stated in the Destruction paragraph, Lessee can terminate this Lease immediately by giving notice to the Lessor. If Lessee falls to terminate this Lease, and if at its election, can ether terminate this Lease or restore the premises within a reasonable fine, then this Lease shall continue in full force and effect. If the existing laws do not permit the restoration, either party can terminate this Lease immediately by giving notice to the other party.


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     Uncovered  Destruction:  If,  during the term,  the premises are totally or partially  destroyed from risks not covered by insurance  described in this
     Lease,   rendering  the  premises  totally  or  partially  inaccessible  or unusable, Lessor shall have the option to either restore the premises to their original condition or terminate the Lease.

     Abatement of Rent: In case of destruction there shall be an abatement or reduction of rent between the date of destruction and the date of completion or restoration based on the extent to which the destruction interferes with the Lessee's use of the premises.

5. Lessor agrees to permit the Lessee to peaceably and quietly have, had and enjoy the use of the premises for the purpose and for the term aforesaid.

6.   The maintenance and repair of the leased premises shall be as folows:

     (A) Lessor shall maintain and keep in good repair the roof, outside walls, foundation, sidewalks and drainage of the leased premises.

     (B) Repairs to interior walls and ceilings, heating, plumbing, electrical wiring and its operation, when: same becomes necessary through fair wear and tear of through circumstances beyond the control of Lessee shall be an obligation of the Lessor.

7. In the event Lessor shall break a clause in this Lease, omits to undertake what is stated he will undertake, or acts in a manner in which the Lease states he shag not act, Lessee's sole remedy for the failure of Lessor to maintain the building shall be to institute suit. Lessee shall not have the right to withhold from future rent any sum that Lessee has expended on behalf of the Lessor.

     Lessee, at its cost shall maintain, in good condition, all portions of the premises. including, without limitation, all Lessees' personal property, signs, store fronts, plate glass, and show windows.


8. Lessee agrees to indemnify and hold harmless Lessor for any risk of loss, injury or damage of any kind or nature that results from the negligence or knowledge of Lessee.

9. Notwithstanding anything to the contrary contained elsewhere in the Agreement, it is expressly understood and agreed between the parties hereto the Lessee is granted an option to cancel this Lease upon thirty (30) days written notice to Lessor at any time prior to the stated maturity of the Lease. In the event Lessee exercises said option prior to maturity of said Lease, then Lessee shall pay to Lessor as liquidated damages a sum equivalent to two months rent and a termination fee of Two Thousand dollars ($2000).

     Upon Payment of aforesaid sums, Lessor shall hold harmless and relieve Lessee from any further liability or obligation under this agreement.

10. If this lease reverts to a month to month agreement upon expiration of the lease term, then a ninety (90) day notice by either party would be required to terminate this agreement. Upon expiration of the ninety (90) day period, the Lessee agrees to vacate the premises. All other terms and conditions of the original Lease would remain in effect during this month to month agreement.

11. Alterations: Lessee shell not make any alterations to premises without the Lessor's consent, including signs. Any alterations made shall remain on and be surrendered with the premises on expiration or termination of the term.

     If Lessee makes any alterations to the premises as provided in the Alterations paragraph, the alterations shall not be commenced until two days after Lessor has received notice so that Lessor can post and record an appropriate note of non-responsibility.


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12.  Signs: Lessee at its own cost shall have the right to place,  construct and maintain an exterior sign, advertising its business on the premises. Prior to installation of any signs, Lessee must first obtain -approval from Lessor.

     Any sign the Lessee places, constructs and/or maintains shall comply with all laws, and Lessee shall obtain any approval required by law. Lessor makes no representation with respect to Lessee's ability to obtain such approval.

13. Attorney's Fees: If either party commences any action against the other party arising out of or in connection with this Lease, the prevailing party shall be entitled to have and recover from the losing party reasonable attorney's fees and costs of suit, including fees and costs incurred in the event of an appeal.

14. Public Liability and Pro Damage Insurance: Lessee, at its own rest, shall maintain public liability and properly damage insurance with liability limit of not less $500,000.00 per occurrence, and property damage limits of not less than $500,000.00 per occurrence, insuring against all liability of Lessee and its authorized representatives wising out of and in connection with Lessee's use or occupancy of the premises. All public liability insurance and property' damage insurance shall insure performance by Lessee of the indemnity provisions of the paragraph contained in this Lease entitled "indemnity"'. Both parties shall be named as coinsureds, and the policies shall contain cross-liability endorsements.

     Indemnity: Lessee agrees that it will indemnify and save Lessor harmless from any and all liability, damage, expense, cause of action, suits, claims, or judgements arising from injury to persons or property on the leased premises, which arise out of the act, failure to act, or negligence of the Lessee, its agents, or employees, whether said claim, lawsuit, or judgement is founded or unfounded. The Lessee's obligation under this paragraph to indemnify and hold the Lessor harmless shall not be limited to the sum that equals the amount of any insurance proceeds, if any, received by the parties being indemnified.

     IN WITNESS WHEREOF, the said panties have hereunto set their hands the day and year above written.

LESSOR: NORBERT J. AND DINA T. LIMA           LESSEE: PRIME COMPANIES, INC.
BY: /s/ Norbert J. Lima                       BY: /s/ Norbert J. Lima
------------------------------------          ----------------------------------
        Norbert J. Lima                            Norbert J. Lima


 Date:  5/31/00                                Date: 5/31/00